Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration Nos. 33-59791

                                    Citicorp
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

      Pricing Supplement, dated February 10, 1997 (To Prospectus Supplement, dated August 7, 1995; to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the LIBOR Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Senior Notes, Series C set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                     LIBOR Senior Notes Due February 15, 2007
                                    (the "LIBOR Notes").

Aggregate
Principal Amount:                   $25,000,000.00.

Issue Date:                         February 13, 1997.

Stated Maturity:                    February 15, 2007.

Interest Rate Index:                Three Month LIBOR.

Spread:                             Plus 15.0 basis points.

Initial Interest Rate:              5.65391%.

Interest Rate:                      For each Interest Rate Reset Period, Three
                                    Month LIBOR plus 0.15%, as determined on the related LIBOR Interest Determination Date or, in the case of the Initial Interest
                                    Rate, the second Market Day preceding the Issue Date.

Interest Commencement Date:         February 13, 1997.

Interest Payment Dates:             Quarterly, on the 15th day of February, May,
                                    August and November, commencing May 15,
                                    1997, and at Stated Maturity.

Interest Rate Reset Period:         Quarterly.

Interest Reset Dates:               The 15th day of February, May, August and
                                    November.

LIBOR Interest
  Determination Dates:              Pertaining to an Interest Reset Date, the
                                    second Market Day preceding such related
                                    Interest Reset Date.

Index Maturity:                     Three Months.

LIBOR Screen Reference:             Telerate Screen Page 3750.

Calculation Dates:                  The related LIBOR Interest Determination
                                    Date.

Redemption:                         The LIBOR Notes are subject to redemption,
                                    only in whole but not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on February 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.


Sinking Fund:                       The LIBOR Notes are not subject to any
                                    sinking fund.

Regular Record Dates:               The date that is 15 calendar days prior to
                                    the related Interest Payment Date.

Calculation Agent:                  Citibank, N.A.

Selling Agent:                      Bear, Stearns & Co. Inc.

Commission:                         .151%.

Price to Public:                    99.621%.

CUSIP Number:                       17303 LRR 4.